UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2005

Saul Centers, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-12254	52-1833074
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland	20814-6522
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(301) 986-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 3, 2005, Saul Holdings Limited Partnership, the operating partnership for Saul Centers, Inc. (the “Company”), entered into a new $150,000,000 unsecured revolving credit facility, effective as of January 28, 2005 (the “Facility”), with a syndicate of lenders led by U.S. Bank National Association. The Facility replaces the Company’s existing unsecured revolving credit facility. U.S. Bank National Association acts as Administrative Agent and Sole Lead Arranger for the Facility, and Wells Fargo Bank, National Association, acts as Syndication Agent.

The Facility provides for a $150,000,000 revolving credit facility maturing on January 27, 2008, which term may be extended by the Company for one additional year subject to the Company’s satisfaction of certain conditions. Until January 27, 2007, certain or all of the lenders may, upon request by the Company, increase the revolving credit facility line by $50,000,000. Letters of credit may be issued under the revolving credit facility. The Facility requires monthly interest payments, if applicable, at a rate of LIBOR plus a spread of 1.400% to 1.625% (determined by certain leverage tests) or upon the bank’s reference rate at the Company’s option.

Loan availability under the Facility is determined by operating income from the Company’s existing unencumbered properties. As of February 3, 2005, the unencumbered properties support line availability of $86,500,000, of which $2,100,000 has been issued under a letter of credit, leaving $84,400,000 available for working capital uses. An additional $63,500,000 is available for funding working capital and operating property acquisitions supported by the unencumbered properties’ internal cash flow growth and operating income of future acquisitions.

The Facility requires the Company and its subsidiaries to satisfy certain financial covenants. The material covenants require the Company, on a consolidated basis, to:

•	limit the amount of debt so as to maintain a gross asset value in excess of liabilities of at least $400 million plus 90% of the Company’s future net equity proceeds;

•	limit the amount of debt as a percentage of gross asset value (leverage ratio) to 60% or less;

•	limit the amount of debt so that interest coverage is not less than 2.1 to 1 on a trailing four quarter basis;

•	limit the amount of debt so that interest, scheduled principal amortization and preferred dividend coverage is not less than 1.55 to 1 on a trailing four quarter basis; and

•	limit the amount of variable rate debt and debt with initial loan terms of less than 5 years to no more than 40% of total debt.

Each of U.S. Bank National Association, Wells Fargo Bank, National Association, Compass Bank, Sovereign Bank and First Horizon Bank, is a lender under the Facility. Some of the lenders or their affiliates from time to time have provided in the past and may provide in the future commercial lending services to the Company and its affiliates in the ordinary course of business.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10. (q)	Revolving Credit Agreement, dated as of January 28, 2005, by and among Saul Holdings Limited Partnership as Borrower; U.S. Bank National Association, as Administrative Agent and Sole Lead Arranger; Wells Fargo Bank, National Association, as Syndication Agent; and U.S. Bank National Association, Wells Fargo Bank, National Association, Compass Bank, Sovereign Bank and First Horizon Bank, as Lenders.

(r)	Guaranty, dated as of February 1, 2005, by and between Saul Centers, Inc., as Guarantor, and U.S. Bank National Association, as Administrative Agent and Sole Lead Arranger for itself and other financial institutions as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUL CENTERS, INC.

By:	/s/ Scott V. Schneider
Name:	Scott V. Schneider
Title:	Senior Vice President and Chief Financial Officer

Dated: February 9, 2005

EXHIBIT INDEX

Exhibit No.	Description
10. (q)	Revolving Credit Agreement, dated as of January 28, 2005, by and among Saul Holdings Limited Partnership as Borrower; U.S. Bank National Association, as Administrative Agent and Sole Lead Arranger; Wells Fargo Bank, National Association, as Syndication Agent; and U.S. Bank National Association, Wells Fargo Bank, National Association, Compass Bank, Sovereign Bank and First Horizon Bank, as Lenders.

(r)	Guaranty, dated as of February 1, 2005, by and between Saul Centers, Inc., as Guarantor, and U.S. Bank National Association, as Administrative Agent and Sole Lead Arranger for itself and other financial institutions as Lenders.